UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                            (Amendment No. 2)*


NAME OF ISSUER                     PRODUCTION OPERATORS CORP.

TITLE OF CLASS OF SECURITIES       Common

CUSIP NUMBER                       743080103


Check the following box if a fee is being paid with this
statement.                                                             (  )

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                            Page 1 of 11 Pages

                                    13G
CUSIP No. 743080103                                    Page 2 of 11 Pages
----------------------------------------------------------------
1.   Name of reporting person
     S.S. or I.R.S. identification no. of above person

     Marsh & McLennan Companies, Inc.
     36-2668272

----------------------------------------------------------------
2.   Check the appropriate box if a member of a group*
                                                                   (a)(   )
                                                                   (b)(   )
----------------------------------------------------------------
3.   SEC use only

----------------------------------------------------------------
4.   Citizenship or place of organization

     Delaware
----------------------------------------------------------------
                              5.   Sole Voting Power

                                        NONE
    Number of                 -----------------------------
     shares                   6.   Shared Voting Power
  beneficially
    owned by                            NONE
      each                    -----------------------------
    Reporting                 7.   Sole Dispositive Power
     person
      with                              NONE
                              -----------------------------
                              8.   Shared Dispositive Power

                                        NONE
----------------------------------------------------------------
9. Aggregate amount beneficially owned by each reporting person

               NONE
----------------------------------------------------------------
10. Check box if the aggregate amount in row (9) includes certain shares*

----------------------------------------------------------------
11.     Percent of class represented by amount in row 9

               NONE
----------------------------------------------------------------
12.     Type of Reporting person*

               HC


                                    13G
CUSIP No. 743080103                                    Page 3 of 11 Pages
----------------------------------------------------------------
1.      Name of reporting person
        S.S. or I.R.S. identification no. of above person

        Putnam Investments, Inc.
        04-2539558

----------------------------------------------------------------
2.      Check the appropriate box if a member of a group*
                                                                   (a)(   )
                                                                   (b)(   )
----------------------------------------------------------------
3.      SEC use only

----------------------------------------------------------------
4.      Citizenship or place of organization

               Massachusetts
----------------------------------------------------------------
                              5.   Sole Voting Power

                                        NONE
    Number of                 -----------------------------
     shares                   6.   Shared Voting Power
  beneficially
    owned by                            80,200
      each                    -----------------------------
    Reporting                 7.   Sole Dispositive Power
     person
      with                              NONE
                              -----------------------------
                              8.   Shared Dispositive Power

                                        992,681
----------------------------------------------------------------
9. Aggregate amount beneficially owned by each reporting person

               992,681
----------------------------------------------------------------
10. Check box if the aggregate amount in row (9) includes certain shares*

----------------------------------------------------------------
11.     Percent of class represented by amount in row 9

               9.8%
----------------------------------------------------------------
12.     Type of Reporting person*

        HC

                                    13G
CUSIP No. 743080103                                    Page 4 of 11 Pages
----------------------------------------------------------------
1.      Name of reporting person
        S.S. or I.R.S. identification no. of above person

        Putnam Investment Management, Inc.
        04-2471937

----------------------------------------------------------------
2.      Check the appropriate box if a member of a group*
                                                                   (a)(   )
                                                                   (b)(   )
----------------------------------------------------------------
3.      SEC use only

----------------------------------------------------------------
4.      Citizenship or place of organization

               Massachusetts
----------------------------------------------------------------
                              5.   Sole Voting Power

                                        NONE
    Number of                 -----------------------------
     shares                   6.   Shared Voting Power
  beneficially
    owned by                            NONE
      each                    -----------------------------
    Reporting                 7.   Sole Dispositive Power
     person
      with                              NONE
                              -----------------------------
                              8.   Shared Dispositive Power

                                        727,381
----------------------------------------------------------------
9. Aggregate amount beneficially owned by each reporting person

               727,381
----------------------------------------------------------------
10. Check box if the aggregate amount in row (9) includes certain shares*

----------------------------------------------------------------
11.     Percent of class represented by amount in row 9

               7.2%
----------------------------------------------------------------
12.     Type of Reporting person*

        IA

                                    13G
CUSIP No. 743080103                                    Page 5 of 11 Pages
----------------------------------------------------------------
1.      Name of reporting person
        S.S. or I.R.S. identification no. of above person

        The Putnam Advisory Company, Inc.
        04-6187127

----------------------------------------------------------------
2.      Check the appropriate box if a member of a group*
                                                                   (a)(   )
                                                                   (b)(   )
----------------------------------------------------------------
3.      SEC use only


----------------------------------------------------------------
4.      Citizenship or place of organization

               Massachusetts
----------------------------------------------------------------
                              5.   Sole Voting Power

                                        NONE
    Number of                 -----------------------------
     shares                   6.   Shared Voting Power
  beneficially
    owned by                            80,200
      each                    -----------------------------
    Reporting                 7.   Sole Dispositive Power
     person
      with                              NONE
                              -----------------------------
                              8.   Shared Dispositive Power

                                        265,300
----------------------------------------------------------------
9. Aggregate amount beneficially owned by each reporting person

               265,300
----------------------------------------------------------------
10. Check box if the aggregate amount in row (9) includes certain shares*

----------------------------------------------------------------
11.     Percent of class represented by amount in row 9

               2.6%
----------------------------------------------------------------
12.     Type of Reporting person*

        IA
----------------------------------------------------------------

                                    13G
CUSIP No. 743080103                                    Page 6 of 11 Pages
----------------------------------------------------------------
1.      Name of reporting person
        S.S. or I.R.S. identification no. of above person

        Putnam Voyager Fund
        04-6187125

----------------------------------------------------------------
2.      Check the appropriate box if a member of a group*
                                                                   (a)(   )
                                                                   (b)(   )
----------------------------------------------------------------
3.      SEC use only

----------------------------------------------------------------
4.      Citizenship or place of organization

               Massachusetts
----------------------------------------------------------------
                              5.   Sole Voting Power

                                        NONE
    Number of                 -----------------------------
     shares                   6.   Shared Voting Power
  beneficially
    owned by                            NONE
      each                    -----------------------------
    Reporting                 7.   Sole Dispositive Power
     person
      with                              NONE
                              -----------------------------
                              8.   Shared Dispositive Power

                                        600,000
----------------------------------------------------------------
9. Aggregate amount beneficially owned by each reporting person

               600,000
----------------------------------------------------------------
10. Check box if the aggregate amount in row (9) includes certain shares*

----------------------------------------------------------------
11.     Percent of class represented by amount in row 9

               5.9%
----------------------------------------------------------------
12.     Type of Reporting person*

        IC

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C.  20549

                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 2)

Check the following (box) if a fee is being paid with this
statement                                                               ( )

Item 1(a)      Name of Issuer:   PRODUCTION OPERATORS CORP.

Item 1(b)      Address of Issuer's Principal Executive Offices:

               11302 Tanner Rd., Houston,TX  77041-6902


Item 2(a)                          Item 2(b)

Name of Person Filing:             Address or Principal Office or,
                                   if none, Residence:

Putnam Investments, Inc.           One Post Office Square
     ("PI")                        Boston, Massachusetts 02109
on behalf of itself and:

*Marsh & McLennan Companies,  Inc. 1166 Avenue of the Americas
     ("MMC")                       New York, NY  10036

Putnam Investment Management, Inc. One Post Office Square
     ("PIM")                       Boston, Massachusetts 02109

The Putnam Advisory Company, Inc.  One Post Office Square
     ("PAC")                       Boston, Massachusetts 02109

Putnam Voyager Fund                One Post Office Square
     ("Fund")                      Boston, Massachusetts 02109

Item 2(c) Citizenship: PI, PIM and PAC are corporations organized under Massachusetts law. The citizenship of other persons identified in Item 2(a) is designated as follows:

               *    Corporation - Delaware law
               ** Voluntary association known as Massachusetts business trust - Massachusetts law

Item 2(d)      Title of Class of Securities: Common

Item 2(e)      Cusip Number:  743080103


                            Page 7 of 11 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)(   )  Broker or Dealer registered under Section 15 of the Act

(b)(   )  Bank as defined in Section 3(a)(6) of the Act

(c)(   )  Insurance Company as defined in Section 3(a)(19) of the
          Act

(d)( X )  Investment Company registered under Section 8 of the
          Investment Company Act

(e)( X )  Investment Adviser registered under Section 203 of the
          Investment Advisers Act of 1940

(f)( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (Section
          240.13d-1(b)(1)(ii)(F)

(g)( X )  Parent Holding Company, in accordance with Section
          240.13d-1(b)(ii)(G)

(h)(   )  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)









                            Page 8 of 11 Pages

Item 4.
Ownership.
                              M&MC      PI             PIM            PAC       Fund
                              -----     -----          ----           ----      ----


(a)  Amount Beneficially
     Owned:                   none      992,681        727,381        265,300   600,000

(b)  Percent of Class:        none      9.8%            7.2%          2.6%      5.9%

(c)  Number of shares as
     to which such person has:

(1)  sole power to vote
     or to direct the vote;
     (but see Item 7)         none      none           none           none      none

(2)  shared power to vote
     or to direct the vote;
     (but see Item 7)         none      80,200         none           80,200    600,000

(3)  sole power to dispose
     or to direct the
     disposition of;
     (but see Item 7)         none      none           none           none      none

(4)  shared power to
     dispose or to direct
     the disposition of;
     (but see Item 7)         none      all            all            all       all


                                         Page 9 of 11 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date thereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

Item 6.   Ownership of More than Five/Ten Percent on Behalf of
Another Person:

No persons other than the persons filing this Schedule 13G have an economic interest in the securities reported on which relates to more than five percent of the class of securities. Securities reported on this Schedule 13G as being beneficially owned by M&MC and PI consist of securities beneficially owned by subsidiaries of PI which are registered investment advisers, which in turn include securities beneficially owned by clients of such investment advisers, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
Company.

PI, which is a wholly-owned subsidiary of M&MC, wholly owns two registered investment advisers: Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. Pursuant to Rule 13d-4, M&MC and PI declare that the filing of this Schedule 13G shall not be deemed an admission by either or both of them that they are, for the purposes of Section 13(d) or 13(g) the beneficial owner of any securities covered by this Section 13G, and further state that neither of them have any power to vote or dispose of, or direct the voting or disposition of, any of the securities covered by this
Schedule 13G.

Item 8.   Identification and Classification of Members of the
Group:

          Not applicable.

Item 9.   Notice of Dissolution of Group:

          Not applicable.

Item 10.  Certification.


                            Page 9 of 10 Pages
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


PUTNAM INVESTMENTS, INC.



BY:  -------------------------------------------
     Signature

Name/Title:
     Karen R. Kay
     Senior Vice President and Assistant General Counsel


Date:  October 4, 1995



For this and all future filings, reference is made to Power of Attorney dated November 9, 1992, with respect to duly authorized signatures on behalf of Marsh & McLennan Companies, Inc., Putnam Investments, Inc., Putnam Investment Management, Inc., The Putnam Advisory Company, Inc. and any Putnam Fund wherever applicable.

For this and all future filings, reference is made to an Agreement dated June 28, 1990, with respect to one filing of Schedule 13G on behalf of said entitites, pursuant to Rule 13d-1(f)(1).







                           Page 10 of 10 Pages